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                                                                   EXHIBIT 23.3



                       CONSENT OF INDEPENDENT AUDITORS


We consent to the inclusion of our report dated August 9, 1996 with respect to the combined balance sheets of Laing Retirement Properties as of December 31, 1995 and 1994, and the related combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 1995 which report appears in the Registration Statement of Sunrise Assisted Living Inc. dated October 22, 1996.

We also consent to the reference to our firm under the heading "Experts" in the Prospectus.


                                                  KPMG Peat Marwick LLP


Atlanta, Georgia                                  /s/ KPMG Peat Marwick LLP
October 22, 1996